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                                   EXHIBIT 99

CONTACT:
For Media:  Maria Gordon Shydlo
            (203) 459-7674/mshydlo@oxfordhealth.com

For Investors:  Gary Frazier/Deborah Abraham
                (203) 459-7331/(914) 467-3030
                gfrazier@oxfordhealth.com/dabraham@oxfordhealth.com

FOR IMMEDIATE RELEASE
---------------------

                  TRIAL DATE SET IN OXFORD HEALTH PLANS, INC.
                    1997 SECURITIES CLASS ACTION LITIGATION

       -Company Expects to Add $20 Million to Litigation Reserves in the
                            Fourth Quarter of 2002-

TRUMBULL, CONN. (December 20, 2002) - Oxford Health Plans, Inc. (NYSE: OHP) announced today that the United States District Court for the Southern District of New York has scheduled trial to commence on March 10, 2003 in the securities class action lawsuits brought in 1997 following the October 27, 1997 decline in the price of the Company's common stock. In anticipation of additional legal fees and other expenses related to trial, the Company expects to add $20 million to its litigation reserves for these lawsuits, which will result in a $20 million non-cash pretax charge against income for the quarter ending December 31, 2002.

As previously reported, in view of the inherent risks and uncertainties of litigation and in anticipation of a settlement conference held in November 2002, the Company communicated to the plaintiffs and the Company's excess insurance carriers its willingness to pay $161.3 million. This offer reflected the full amount of the current retention under the excess insurance carriers' interpretation of the $200 million Excess Insurance policies that the Company purchased in 1999. Although settlement discussions may continue, the Company, its excess insurance carriers and the plaintiffs have been unable to reach a settlement of these lawsuits.

If a settlement is not reached, or if the Court does not approve any such settlement, the securities class actions would proceed to trial. The Company, in the opinion of management with the advice of external counsel, has substantial defenses to plaintiffs' claims and may ultimately prevail at trial. There can be no assurance as to the ultimate result in this litigation.

Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals primarily in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third party administration of employer-funded benefits plans and Medicare plans.

           Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release, including statements concerning the expected amounts of an addition to the Company's securities class action litigation reserves and a pretax charge against income and other statements contained herein regarding matters that are not historical facts, are forward-looking statements as defined in the Securities Exchange Act of 1934; and because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, future developments in the securities class action litigation or related settlement discussions, and those factors discussed under the caption "Cautionary Statement Regarding Forward-Looking Statements" in
Part I, Item 1, of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and Part I, Item 2, of the Company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2002, June 30, 2002 and September 30, 2002.